                            Biovail Corporation International
                                    2488 Dunwin Drive
                                       Mississauga
                                 Ontario L5L, IJ9 Canada


                                    July 13, 1999

Dr. Richard C. Fuisz
c/o Fuisz Technologies Ltd.
14555 Avion Parkway, Suite 250
Chantilly, VA  20151

Dear Dr. Fuisz,

      This letter will confirm that, for good and valuable considerations, the sufficiency of which is hereby acknowledged, including the execution of the Option Agreement between us of even date herewith, we agree to execute with you a Consulting Agreement in the form attached as Exhibit A on the occurrence of a Triggering Event. A "Triggering Event" shall be the exercise of the option contained in the Option Agreement and acquisition, by tender offer, merger or otherwise, of more than 50%, in one or a series of transactions, of the equity securities, assets or business of Fuisz Technologies Ltd. (the "Company") by Biovail or any of its subsidiaries or affiliates ("Biovail"). This agreement shall be governed by Delaware law. The term of this agreement shall be one year from the date hereof (the "Term").

     If the foregoing accurately reflects our understanding, please so indicate below and return a copy to me.


                                       Sincerely,

                                       BIOVAIL CORPORATION INTERNATIONAL
                                       By: /s/ Eugene Melnyk
                                          --------------------------------
                                             Name: Eugene Melnyk
                                             Title: Chairman



Accepted and Agreed:

/s/ Richard C. Fuisz, M. D.
---------------------------
Richard C. Fuisz, M. D.
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                         BIOVAIL CORPORATION INTERNATIONAL
                                2488 DUNWIN DRIVE
                                    MISSISSAUGA
                              ONTARIO L5L, IJ9 CANADA

                                 As of _____, 19__


Dr. Richard C. Fuisz
c/o Fuisz Technologies Limited
14555 Avion Parkway, Suite 250
Chantilly, Virginia 20151

Re: Consulting Agreement


Dear Dr. Fuisz:

We refer to the Option Agreement dated July 13, 1999 among Richard C. Fuisz, M.D., an individual resident in the State of Virginia (the "Consultant"), Biovail Corporation International, an Ontario Corporation ("Biovail"), and [Escrow Agent]

The parties agree as follows:

     1. The Consultant shall provide non-exclusive consulting services to Biovail and/or its subsidiaries or affiliates (collectively the "Company") from time to time during the Term (as defined below), at such times and in such manner that shall be agreed to by each of the parties; provided, that the Consultant shall not be obligated to provide any specified services or minimum number of days or hours of service hereunder or provide services with respect to any particular assignment or task. Prior to the Consultant becoming engaged in providing any services hereunder, the Consultant and the Company shall meet and confer as to the nature and extent of such services. Such services may include, without limitation, business, strategic and marketing advice to the Company's senior executive officers, strategic business planning, special projects and other special advice.

     2. (a) The Company shall pay to the Consultant an amount equal to $2,000,000 on the first anniversary of this Agreement; provided that if the Company and/or affiliate of the Company has acquired an interest of 80% or more, in one or a series of transactions, of the equity securities, assets or business of Fuisz Technologies Ltd. on or prior to July 13, 2010, the Company shall pay the Consultant an amount equal to $500,000 on the last business day of each succeeding March, June,
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Consulting Agreement
July 13, 1999
Page 2


          September and December, prorated for partial quarters, for the period from the date of acquisition of such 80 percent interest until a total of $6,000,000 has been paid under this Section. Such amounts shall be paid by check to the Consultant. The Consultant, and not the Company, shall be individually responsible for paying any withholding taxes and other deductions. In addition, such amounts shall be paid irrespective of the disability or death of the Consultant during the Term (in the event of such death, such amounts shall be paid to the Consultant's estate or designated beneficiaries). The amounts described above shall be in full consideration of any and all consulting services provided by the Consultant during the Term. The Company shall have the right to terminate this letter agreement at any time, upon five days' prior notice to the Consultant; provided, that in the event of such termination, the Company shall continue to be liable for the payments described above to the Consultant at the time and in the amounts set forth above.

          (b) In the event that the Company requests that the Consultant provide consulting services with respect to any particular matter or engagement and the Consultant provides such services, the Company shall reimburse to the Consultant the Consultant's reasonable and actual out-of-pocket costs and expenses in connection therewith upon furnishing of proper documentation; provided, that the Consultant shall not incur any such cost or expense in excess of $1,000 without the prior consent of the Company.

          (c) For the avoidance of doubt, the parties agree that the Company shall not be required to provide health, medical or other insurance or any other pension, payment or other benefits to the Consultant or his family.

     3. Each of the parties agrees to keep and maintain this letter agreement and the transactions contemplated hereby in strict confidence and not to disclose this letter agreement, the contents or substance hereof or the parties hereto, in each case, without the prior written consent of the other party; provided, that the foregoing restrictions on disclosure shall not apply to the extent (but solely to the extent) required by applicable law or administration or judicial process. The parties acknowledge that this letter agreement may be disclosed if the Company acquires an interest in Fuisz Technologies Ltd.

     4.   NON-COMPETITION and NON-SOLICITATION.
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Consulting Agreement
July 13, 1999
Page 3



          (a) The Consultant agrees that, during the Term, the Consultant shall not engage in any business which actively competes with the business of the Company to the extent that Consultant is actually rendering services involving such business pursuant to the Consulting Agreement. The parties acknowledge that Dr. Fuisz is a party to an existing consulting agreement with a company which may be viewed as a competitor and which does not obligate Dr. Fuisz to accept any specific assignment.

          (b) The Consultant shall not, directly or indirectly, during the Term or for one year thereafter, request or cause any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such business relationship with the Company.

          (c) The Consultant shall not, during the Term or for one year thereafter, (i) directly or indirectly, solicit, encourage or induce in any manner, any current employee of the Company to terminate, for any reason, his or her employment with the company or (ii) directly or indirectly, hire or offer to hire any former employees of the Company or its subsidiaries unless any such former employee (A) approaches the Consultant without encouragement by the Consultant and (B) such former employee has not been employed by the Company for at lease six months at the time of such former employee approaching the Consultant.

          (d) If any portion of the restrictions set forth in this [Section 4] should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

     5.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) The Consultant shall not, while this Agreement is in effect or at any time following termination of this Agreement, disclose or permit to be known (other than as is required in the regular course of his duties or required by law (in which case the Consultant shall give the company prior written notice of such required disclosure), any information acquired by him in the course of his activities on behalf of the Company hereunder and known to him to be confidential. This confidentiality obligation shall not apply to any information which
          (I) thereafter becomes publicly available other than pursuant to a breach of this [Section 5], directly or indirectly, by the Consultant,
          (ii) was in the

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Consulting Agreement
July 13, 1999
Page 4


          public domain prior to disclosure to the Consultant, or (iii) is disclosed to the Consultant by a third party not in violation of any obligations of confidentiality to the Company.

          (b) All confidential information and documents relating to the Company shall be the exclusive property of the Company. Upon termination of this Agreement, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in the Consultant's possession or control shall be returned to the Company.

     6.   INVENTIONS AND DISCOVERIES.

          (a) The Consultant shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written, by the consultant, solely or jointly with others in the course of rendering the services to be provided hereunder on behalf of the Company hereunder (collectively the "Subject Matter").

          (b) The Consultant hereby agrees to assign and transfer to the company all his rights, title and interest in and to the Subject Matter, to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company.

     7. In the event that the Company requests that the Consultant provide services hereunder to the Company or its subsidiaries or affiliates, and the Consultant provides such services, the parties agree that the Company will indemnify and hold harmless the Consultant from and against any and all loss, cost or expense incurred by the Consultant in connection with the providing of such services; provided, that the Company will not indemnify the Consultant from and against such losses and expenses arising out of the gross negligence or willful misconduct on the part of the Consultant.

     8.   Nothing therein shall create a partnership or agency relationship

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Consulting Agreement
July 13, 1999
Page 5


          between the parties hereto, and nothing herein shall authorize the Consultant to bind or commit the Company in any respect. The Consultant shall conduct himself at all times during in the Term in a manner consistent with the foregoing.

     9. (a) This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws. Each party consents to the exclusive jurisdiction of any federal or state court sitting in the County, City and State of Delaware over any dispute arising or referred herein and agrees to waive any defense such jurisdiction as a result of an inconvenient forum or similar matter. This letter agreement (i) shall be binding upon and inure to the benefit of the parties' respective successors and assigns; (ii) may be executed in counterparts and delivered by facsimile transmission; (iii) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings between the parties; and (iv) does not conflict with any other agreement, arrangement or understanding to which the Consultant is a party.

          (b) The Company has full corporate and other power and authority to execute and deliver this letter agreement and to consummate the transactions contemplated hereby, and such execution, delivery and performance have been duly authorized by all requisite corporate actions.

          (c) The Company shall have the right to assign all of its right, title and interest, herein to an affiliate corporation or to a non-affiliate corporation, Intelligent Polymers, Ltd. Consultant shall be notified of any such assignment ten (10) days in advance thereof. Notwithstanding such assignment, the Company agrees to remain responsible for all financial obligations hereunder.

Please indicate your agreement to the foregoing by signing a copy of this letter agreement where indicated below.

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Consulting Agreement
July 13, 1999
page 6



                                             Very truly yours,

                                             BIOVAIL CORPORATION INTERNATIONAL

                                             By:
                                                ------------------------------
                                                    Name:
                                                    Title: